Kandi Technologies Group's First Quarter 2015 Earnings

Conference Call Script

康迪科技集团 2015 年第一季度财报

电话会议演讲稿

Kewa:

Thank you. Hello everyone, and welcome to Kandi Technologies Group's First Quarter 2015 earnings conference call. The Company distributed its earnings press release earlier today and you can find a copy on Kandi's website at www.kanditechnologiesgroup.com. On our call today are Kandi's Founder, Chairman and Chief Executive Officer, Mr. Hu Xiaoming, and Chief Financial Officer, Mr. Henry Wang. Both will deliver prepared remarks, followed by a question and answer session.

Before we begin, please note that the discussions today will contain forward-looking statements made under the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties. As such, the Company's results may differ materially from the views expressed today. Further information regarding these and other risks and uncertainties are included in the Company's Annual Report on Form 10-K for the fiscal year ended 31st December 2014 and in other documents filed with the U.S. Securities and Exchange Commission.

Kandi does not assume any obligation to update any forward-looking statements except as required under applicable law. As a reminder, this conference call is being recorded. In addition, an audio webcast of this conference will be available on Kandi's Investor Relations website. I will now turn the call over to Kandi's Founder, Chairman and CEO, Mr. Hu Xiaoming.

CEO – Mr. Hu Xiaoming

首席执行官-胡晓明先生

各位好，谢谢参加我们本次 2015 年第一季度电话会议。今天，是我们在发布季度财务业绩后第一次举办定期电话会议。在启动这些电话会议时，我们希望能加强与忠实的投资者的沟通，与此同时，能让更多的投资者关注到康迪的成长。

Good day everyone, and thank you for joining our first quarter 2015 earnings conference call. Today, we are hosting the first of our regular conference calls that we will host after the announcement of our quarterly financial results. In initiating these calls, we are working towards strengthening our communications with our loyal shareholders, while at the same time, increasing our exposure in the investment community.

在这次电话会议中，我们将会总结本季度重要的财务指标，包括：

- 总收入
- 电动汽车零部件销售
- 合资公司的财务业绩
- 公司的净收入和非公认会计准则下调整后净收入
- 现金流

On today's call, we will summarize the quarter's most important financial metrics, including:

- Revenue
- Electric Vehicle ("EV") Parts sales
- JV Company's Financial Results
- Company's net income and non-GAAP adjusted net income
- Cash Flow

有关2015年1季度的各项财务指标将由我们的首席财务官王程先生负责介绍，这里我就不展开说了。
Mr. Henry Wang will give more details about these financial metrics shortly.

下面，我向大家介绍一下今年未来三个季度的经营计划。

首先，我们在新产品的研发方面都在有序推进，其中 K17（康迪旋风）已获得了工信部的公告，目前正在等待免征车辆购置税的批准，预计将在二季度末或三季度初开始投放市场。K12（都市丽人）也已在申报工信部的公告流程，预计年内也将投放市场。K13（城市牛仔）的研发也在有序的推进中。我们相信，新产品的陆续投放市场，将对公司的盈利能力大幅增强。

Now, I'd like to spend some time discussing our operational plan for the next three quarters in 2015.

First, we have been making progress on the R&D front. Our new model K17 (Kandi Cyclone) has received regulatory approval from the Ministry of Industry and Information Technology, or MIIT, and is currently waiting approval for the waiver of the vehicle purchase tax. We expect to introduce the Kandi Cyclone to the market in the late second quarter or early third quarter this year. Model K12 (City Beauty) is in the process of waiting for MIIT's approval and expected to be introduced to the market within year end. In addition, K13 (City Cowboy) is under research and development. We believe that these new products will greatly contribute to our business growth and also enhance our profitability in the future.

其次，康迪牌纯电动汽车在陆续推进微公交项目的同时，为了满足中国个人用户市场快速增长的需求，针对个人销售的产品将不同于微公交的纯电动汽车，合资公司在第一季度里为此在产品结构方面进行了大幅调整和提升，这些产品已在四月份开始向直接用户进行销售。我们预计合资公司在 2015 年纯电动汽车的产销目标将突破 20,000 台：其中包括出售给个人的电动车 5,000~10,000 辆和微公交租赁项目 10,000~15,000 辆。

Secondly, while we continue to promote our car-share program, we are also developing different pure electric vehicles to meet the fast growing demand of Chinese consumers. During the first quarter, the JV company has put many resources on the product structure adjustment and those products have started to be put on the market in April. We expect that our EV sales from the JV company will surpass 20 thousand units in 2015, including 5-10 thousand units as direct sales to individuals, and 10-15 thousand units for the car-share rent program.

现在，我将把电话交给我们的首席财务官王程，针对我们财务亮点提供更多的细节信息。

Now, I would like to turn the call to our Chief Financial Officer, Mr. Henry Wang, to give you more details on our financial highlights.

CFO – Mr. Henry Wang

Thank you Mr. Hu, and hello to everyone on the call. I would now like to provide a brief overview of our financial results for the first quarter of 2015. Please note that all numbers I will discuss today are in US dollars unless otherwise noted.

First, let me talk about the company revenue.

Total Net revenues for the first quarter of 2015 were $43.8 million, an increase of 9% compared to $40.2 million for the first quarter of 2014. The increase in revenue was mainly due to the increase in EV parts sales during the quarter, of which, the majority of the EV parts sale were battery sales.

The EV parts sales is approximately $43.0 million, 98.1% of our total net revenue, an increase of $17.9 million or 71.3% compared to the same period of last year. We initiated our EV parts business in the first quarter of 2014, which primarily consisted of the sales of battery packs, body parts, EV drive motors, EV controllers, air conditioning units and other auto parts to the JV Company for the manufacturing of EV products.

Please note that under the JV agreement with our joint venture partner, Shanghai Maple Guorun Automobile Co., Ltd., a 99%-owned subsidiary of Geely Automobile Holdings Ltd. started in March 2013, our EV products manufacturing business was gradually transferred to the JV Company, which was completed at the end of 2014. Kandi is now primarily responsible for supplying the JV Company with EV parts, while the JV Company is primarily responsible for the production of the EV products. As such, we no longer report any EV products sales.

Our cost of goods sold was $37.4 million during the first quarter of 2015, representing an increase of 5.9% compared to $35.3 million in the first quarter of 2014. This increase was mainly due to the increase in corresponding sales.

Gross profit for the first quarter of 2015 was $6.4 million, an increase of 31.1% compared to $4.9 million for the same period last year. The increase in gross profit was primarily attributable to our significantly improved margins, along with our revenue growth during the quarter. Our gross margin increased to 14.6% compared to 12.1% for the same period of 2014. The increase in gross margin was mainly due to the production scale for our EV parts business, along with the Company's cost reduction program.

General and administrative expenses in the first quarter of 2015 were $3.8 million, a decrease of 41.6% compared to $6.5 million for the same period of last year. General and administrative expenses included $2.0 million expenses for common stock awards to employees and consultants, compared to $3.4 million for the same period in 2014. Excluding stock award expense, our net general and administrative expenses for the three months ended March 31, 2015 were $1.7 million, a decrease of 43.2% or $1.3 million, compared to $3.0 million for the same period of 2014. The decrease was primarily due to a $1.9 million agent expense that occurred in the first quarter of 2014, while there was no such expense in the first quarter of 2015.

Then I'd like to have a discussion about our JV's financials:

For the first quarter of 2015, the JV Company's net sales were $30.6 million, a decrease of 12.3% compared to $34.9 million for the first quarter of 2014. This decrease in net sales was mainly due to battery and other EV parts sales decrease about $11.0 M in the first quarter of 2015. In fact, we achieved 1,670 EV products sold, a 37.4% increase compared to 1,215 EV product sold in the same period of 2014, and EV products sales grew to $30.3 million of 2015 from $23.5 million in the first quarter of 2014, which means a 28.8% increase.

In the first quarter of 2015, the JV Company's gross income was $8.0 million, an increase of 86.1% compared to $4.3 million for the first quarter of 2014. The increase in gross income was mainly due to more EVs sold in this quarter and the cost reduction program. .

During the first quarter of 2015, the JV Company earned a net income was $0.8 million, a decrease of 51.5% compared to $1.7 million for the first quarter of 2014. This decrease in net income was mainly due to the significant interest expense occurred for the increased bank loan for operating needs, and also the operation expense increase compared to the same period last year, which are both needed for the JV company's future business growth.

We accounted for Kandi's investments in the JV Company under the equity method of accounting, as we have a 50% ownership interest in the JV Company. As a result, we recorded 50% of the JV Company's profit, totaling $0.4 million for the first quarter of 2015. After eliminating intra-entity profits and losses, our share of the after tax profit of the JV Company was $0.5 million for the first quarter of 2015, a decrease of $1.3 million or 72.8% compared to the same period of last year.

Let me back to discuss the Company's net income

Kandi's net income was $ 6.1 million for the first quarter of 2015, compared to a net loss of $14.1 million for the first quarter of 2014. The increase in net income was primarily attributable to our increased revenue and gross profits, along with the gain from the change in the fair value of derivative securities, which was an income of $4.8 million in the first quarter of 2015, compared with an expense of $12.3 million for the first quarter of 2014.

Our non-GAAP net income was $3.4 million for the first quarter ended March 31, 2015, an increase of $1.8 million, compared to non-GAAP net income of $1.6 million for the same period of 2014. The increase in non-GAAP net income was primarily attributable to the increase in revenue and gross profits and the operating expense savings during the first quarter of 2015.

Finally, let me talk about the cash flow:

For the first quarter of 2015, cash used in operating activities was $9.5 million, compared to cash used by operating activities of $3.0 million for the same period of last year. The major operating activities that provided cash for the first quarter of 2015 were a net income of $6.1 million, along with an increase in accounts payable of $31.9 million. The major operating activities that used cash for first quarter of 2015 were an increase in receivables from the JV Company of $19.6 million, from other clients of $12.8 million, and an increase in inventories of $11.2 million.

Cash used by investing activities for the first quarter of 2015 was $1.9 million, primarily due to a net amount of $1.6 million between the issuance of notes receivables and the repayment of notes receivables.

Cash provided by financing activities for the first quarter of 2015 was $0.6 million, primarily due to the result of proceeds from short-term loans of $6.3 million, and the proceeds from notes payable of $6.7 million. Cash used in financing activities for the first quarter of 2015 was $12.4 million, primarily due to the cash deposit to the bank for higher interest income.

Now, I would like to turn the call back over to our Chief Executive Officer, Mr. Hu, for some concluding remarks.

CEO – Mr. Hu Xiaoming

CEO-胡晓明先生

谢谢王程，展望未来，我们将继续对康迪的业务前景会获得持续性增长充满信心。在中央和当地政府对于在全国范围内普及电动汽车的强大支持下，以及对中国这一全球最大的机动车市场的持续有利的行情和市场接受度的共同作用下，我们有信心获取更多的新能源汽车市场的份额。这包括直接面向消费者的市场以及市政用车市场，两者均存在巨大的潜力。重要的是，政府期待纯电动汽车的推广，将能够缓解城市的交通拥堵和停车资源匮乏、改善城市环境等问题。对此，我们将抓住良好的发展机遇，并在未来使公司取得更加良好的表现。

Thank you Henry. Going forward, we continue to be very enthusiastic about Kandi's business prospects for its continued growth. We believe that together, with both the Central and local government's strong commitments towards the adoption of electric vehicles nationwide, along with the continuing favorable market conditions and market acceptance in China, the largest auto market in the world, we are confident in our ability to capture a growing share of the new energy vehicle market. This includes both the direct to consumer market, as well as the municipal vehicle market, two areas with significant future potential. Importantly, we look forward to providing the pure EV that addresses traffic congestion and scarce parking in China, providing the only zero-emission, zero-environmental contamination solution that contains no reliance on our scarce fossil fuels. Therefore, we look forward to capitalizing on these promising opportunities to achieve greater performance in the future.

我们的介绍到此结束。现在我将开放电话会议，回答大家的问题。

This concludes our prepared remarks. Now I would like to open the call for any questions.

Q&A

1. Can you discuss the full year sales target, and how can Kandi realize this target? How does Kandi execute direct sales to consumers?

对于康迪的全年销售目标，康迪如何实现？康迪如何执行对个人用户的直销计划？

胡总回答：

1） 对于车辆租赁共享计划，左中右公司已经与合资公司有采购计划，全年为 10,000 辆；加上其他部分城市的电动车辆共享计划，预计全年用于车辆租赁共享项目的电动车销售量将在 10，000-15，000 台之间；

2） 合资公司的电动车将会通过合资公司自己的销售渠道进行销售，但同时也会将吉利的 4S 店纳入合资公司的销售渠道进行销售；

As far as the car share project, ZZY has proposed the purchasing plan for 10k EVs in addition to the car share program in other cities, we are expecting the EV sales to the car share project will be ranging from 10k to15k.

The EV will be sold via the JV's sales network, meanwhile, will also through some of Geely's existing 4S stores network.

2. **The JV Company has significant margin improvement compared to the same period last year, 12% in 2014 and 26% in 2015. what is the main reason ?**
   合资公司康迪电动汽车毛利大幅度上升的原因是什么？ 2014 年毛利为 12%，而今年毛利上升到 26%。

There are three reasons: First, Q1 2014 was a starting period and its production cost was high and its margin would be improved step by step in line with the mature skills and stable process technologies, in fact the average margin was 20% for the whole year 2014, a big improvement compared to the first quarter of 2014; Second, with the increased volume and the cost reduction program executed, the purchase price decreased a lot in last year; Third, in Q1 2014, there included a 11.3M USD sales for battery and other EV parts, which is a lower margin product in JV company.

3. **The company has margin improved 2.5% in 2015 compared to the same quarter of 2014, will this continue throughout the rest of 2015?**

公司 2015 年的毛利率和 2014 年同期相比上升了 2.5%，该增长是否能在 2015 年中持续？

The company profit margin will be improved step by step, and the estimated margin for the whole year will be around 15%.

4. Why did Kandi advance ~$60 million towards the Hainan facility development but no construction has occurred or been reported?
康迪在新工厂建设上预付了 6000 万美元，但目前还未开建也没有对外公布，原因是什么？

胡总回答：海南工厂不存在没有开建和没有对外公布的情况，项目土建部分工程均在地坪下面，目前地下工程部分已经完成，由于政府提高了对环保方面的要求，所以公司正在办理有关环保要求提高的手续，该申请目前进展顺利，预计该工程仍然能够年底建成。另外公司在 2014 年 10K 文件里面对万宁项目的相关投入已经披露。

上述已付笔费用用于购买建立工厂所需的设备，由第三方承包商来统一进行采购与组装，一旦厂房建立好，设备将可直接安装。

The Company has disclosed the Hainan facility updates in the recent10K. The underground work has been done. The facility construction is now on a temporary hold due to the increased regulatory requirement regarding to environmental protection. The company is working on the necessary documents to process the approval procedure. It has been going through smoothly so far and we are expecting to complete the facility by the end of this year.

This payment has been used for the entire factory-needed factory. We outsourced the procurement and assembling to the third party contractor to be in charge.

5. Can you update the status of the subsidy payments outstanding at both the central and local levels? Is this something Kandi can disclose? Are the subsidy payments being stalled by the auditing of the sales?
能否讲中央和地方政府的还未发放补贴的情况？康迪是否可以披露这方面的内容？付款是否由于销售审计而被耽搁？

胡总回答：国家补贴通常是两季度后发放给合资公司。地方政府补贴是直接补贴给左中右。杭州补贴延迟有来自政府多方面的原因，是康迪无法控制的。但我们相信很快会明确。

National subsidy will be paid in the following two quarters. The local subsidy payment is paid to ZZY directly. The delay in Hangzhou local subsidy payment is due to many reasons that are out of Kandi's control. We believe it will be finalized soon.

6. Is the EV car share hourly rental program an official function of the Hangzhou Municipal Transit System?
电动车时租分享计划是否为杭州市政交通系统的功能？

胡总回答：目前该项目还是左中右公司的企业行为，该公司正在向当地政府争取将该项目纳入公共交通系统的组成部分。

The EV car share is operated by ZZY as its business project. ZZY is in the process of applying such project to be a part of public transit system.

7. Status on the legacy business and QBEX?
传统行业和快速换电技术的更新情况？

胡总回答：公司现在大多数资源都放在电动车部件生产上，传统行业业务将逐渐减少，但是我们会对传统行业的这些汽油车型进行些调整，转换为纯电动车型。

现在由于电动车市场还不大，充电不是问题，当市场不断扩大后，快速换电（QBEX）将有很大的发展潜力。

The Company now has shifted most of resources to EV parts manufacturing, as a result, the legacy business will decrease over the time, however we will work on transforming the gasoline off-road vehicles to electric for exporting to North America and Europe in the near future。

The EV market is not yet scalable in China, the charging facility is sufficient for the moment. When the demand increases, QBEX will certainly have potentials.

Closing Remarks

Kewa: Thank you for joining us today and we look forward to speaking to you next quarter. If you have any questions, feel free to contact Kandi’s investor relations department.